EXHIBIT 5



                                                                   Exhibit 5


January 20, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:  Old Kent Financial Corporation
       Registration Statement on Form S-4
       Registration No. 33-

Gentlemen:

 We are general counsel to Old Kent Financial Corporation, a Michigan corporation (the "Company"). We represent the Company with respect to the above-captioned registration statement on Form S-4 relating to an offering of up to 2,181,000 shares of the Company's Common Stock, $1 par value, to the stockholders of EdgeMark Financial Corporation ("EdgeMark") pursuant to an Agreement and Plan of Merger dated as of November 1, 1993, among the Company, EdgeMark and Old Kent-Illinois, Inc. (the "Agreement"), stockholders of EdgeMark.

 As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed the various proceedings the Company has taken to authorize the issuance of the Common Stock the Company proposes to issue in the proposed merger. We have also reviewed and assisted in the preparation of the registration statement.

 On the basis of the foregoing, and such further examination as we deemed necessary and appropriate, we are of the opinion that up to 2,181,000 shares of authorized but unissued Common Stock of the Company, when issued and delivered in accordance with the Agreement after satisfaction or waiver of the conditions stated therein, will be legally issued, fully paid and nonassessable.

                                        WARNER, NORCROSS & JUDD



                                        By  /s/ Gordon R. Lewis
                                            Gordon R. Lewis, a Partner